Exhibit 99.1 Computation of Ratios

Fixed-Rate Debt as a Percent of Total Debt(1)(2)
Dollars in millions	Years ended December 31, 2023	2022	2021
Total debt obligations	$39,345.3	$35,903.5	$35,622.7
Fair value adjustments	61.8	91.5	(4.8)
Deferred debt costs	160.0	147.4	144.5
Debt obligations before fair value adjustments and deferred debt costs	$39,567.1	$36,142.4	$35,762.4
Fixed-rate debt	$37,816.0	$34,604.1	$33,796.3
Fixed-rate debt as a percent of total debt	96%	96%	95%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.
(2)Includes the effect of interest rate swaps.

Foreign Currency-Denominated Debt as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2023	2022	2021
Total debt obligations	$39,345.3	$35,903.5	$35,622.7
Fair value adjustments	61.8	91.5	(4.8)
Deferred debt costs	160.0	147.4	$144.5
Debt obligations before fair value adjustments and deferred debt costs	$39,567.1	$36,142.4	$35,762.4
Foreign currency-denominated debt	$15,087.0	$13,010.4	$12,778.7
Foreign currency-denominated debt as a percent of total debt	38%	36%	36%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.

Total Debt as a Percent of Total Capitalization(1)(2)
Dollars in millions	Years ended December 31, 2023	2022	2021
Total debt obligations	$39,345.3	$35,903.5	$35,622.7
Fair value adjustments	61.8	91.5	(4.8)
Deferred debt costs	160.0	147.4	144.5
Debt obligations before fair value adjustments and deferred debt costs	$39,567.1	$36,142.4	$35,762.4
Total capitalization	$34,860.4	$30,139.0	$31,161.4
Total debt as a percent of total capitalization	114%	120%	115%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.
(2)    Total capitalization represents debt obligations before fair value adjustments and deferred debt costs, and total shareholders' equity.

Cash Provided by Operations as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2023	2022	2021
Total debt obligations	$39,345.3	$35,903.5	$35,622.7
Fair value adjustments	61.8	91.5	(4.8)
Deferred debt costs	160.0	147.4	144.5
Debt obligations before fair value adjustments and deferred debt costs	$39,567.1	$36,142.4	$35,762.4
Cash provided by operations	$9,611.9	$7,386.7	$9,141.5
Cash provided by operations as a percent of total debt	24%	20%	26%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.

Free Cash Flow and Free Cash Flow Conversion Rate
Dollars in millions	Years ended December 31, 2023	2022	2021
Cash provided by operations	$9,611.9	$7,386.6	$9,141.5
Less: Capital expenditures	2,357.4	1,899.2	2,040.0
Free cash flow	$7,254.5	$5,487.4	$7,101.5
Divided by: Net income	8,468.8	6,177.4	7,545.2
Free cash flow conversion rate	85.7%	88.8%	94.1%

After-tax Return on Invested Capital (dollars in millions)
Numerator	Years ended December 31, 2023	2022	2021
Operating income	$11,646.7	$9,371.0	$10,356.0
Add: Nonoperating income (expense)(1)	236.3	198.6	(42.3)
Earnings before interest and income tax	$11,883.0	$9,569.6	$10,313.7
Add: Impairment and other charges (gains), net	362.3	1,009.8	(285.4)
Add: Operating lease interest(2)	504.8	453.2	509.5
Less: Income taxes(3)	2,511.8	2,217.5	2,221.4
Net Operating income after tax	$10,238.3	$8,815.1	$8,316.4

Denominator	Years ended December 31, 2023	2022	2021
Add: Average Stockholders' equity(4)	$(5,084.2)	$(6,232.6)	$(5,829.9)
Add: Average Current and Long-term debt(4)	37,364.5	34,833.8	35,474.1
Add: Average Current and Long-term lease liability(4)	12,943.5	12,947.5	13,770.8
Less: Cash and equivalents	(4,579.3)	(2,583.8)	(4,709.2)
Average invested capital	$40,644.5	$38,964.9	$38,705.9
Return on Invested Capital	25.2%	22.6%	21.5%
(1)The nonoperating income (expense) amount presented in 2022 excludes $537.2 million of expense related to the settlement of a tax audit in France.
(2)The Operating lease interest is calculated using the Short-term and Long-term Lease liability amount multiplied by 3.9%, 3.5% and 3.7% for the years ended December 31, 2023, 2022 and 2021, respectively. The rates represent the Company's weighted average discount rate used for leases that represents an estimate of the interest rate the Company would incur to borrow on a collateralized basis over the term of the lease within a particular currency environment.
(3)Calculated using the effective income tax rate for each year presented. The amounts are calculated using the non-GAAP tax rates of 19.7%, 20.1% and 21.1% for the years ended December 31, 2023, 2022 and 2021, respectively.
(4)The amounts for each year presented are calculated as the simple average of each of the previous four quarters.